Exhibit 10.1

ProPhase Labs, Inc.

711 Stewart Ave., Suite 200

Garden City, NY 11590

October 4, 2022

Mr. Bill White

1821 Wincanton Drive

Las Vegas, NV 89134

Re:	Separation Agreement and Release

Dear Bill:

This letter agreement (this “Agreement”) sets forth the terms and conditions of your voluntary separation from employment with ProPhase Labs, Inc. (“ProPhase” or the “Company”). Your separation from employment with the Company is effective as of October 4, 2022 (the “Last Day of Employment”). Regardless of whether you sign this Agreement, the Company will pay to you the Earned Salary (as that term is defined in the Employment Agreement (as that term is defined below)).

This letter will also serve to inform you of the terms of the Separation Payment and benefits which you may receive in connection with your separation from employment with the Company. However, the Company’s offer to pay you the Separation Payment or provide you with any other benefit based upon this Agreement shall expire upon the expiration of the Consideration Period (as that term is defined below).

AGREEMENT

In consideration of the mutual covenants and promises set forth in this Agreement, you and the Company agree as follows:

1. Separation Date; Transition Period. Your separation from employment with the Company, due to your voluntary resignation, is effective as of the Last Day of Employment.

If you timely sign, comply with, and return this Agreement to the Company, and in consideration for you signing and not revoking this Agreement and the Reaffirmation Certification (as that term is defined below), then, between the Last Day of Employment and December 31, 2022 (the “Transition Period”), the Company shall, subject to the terms and conditions set forth herein, engage you as a consultant and you agree you shall diligently and promptly perform any duties, tasks, or responsibilities that the Company may reasonably assign to you, and shall remain available during regular business hours for, and participate in, consultation, deliberation, or discussion with the Company, or any employee or agent thereof, regarding: (i) your employment with the Company; (ii) the duties and responsibilities of your position; (iii) closing of the Company’s third quarter 2022 (“Q3 2022”) interim financial statements and preparation and filing of the Company’s Quarterly Report on Form 10-Q for Q3 2022, and (iv) any other work-related topic, issue, concern, question, or inquiry, as the Company may, in its reasonable discretion, deem necessary, including but not limited to any work-related handovers or transitions. This will confirm that you will not be required to come to the Company’s offices in performing your consulting services, that such services may be provided via telephone or video conference, and that you are not required to commit your full time to providing such services.

The parties acknowledge and agree that (i) your total compensation for services performed during the Transition Period shall be $90,000.00 (the “Transition Period Benefit”); (ii) your level of services provided will permanently be reduced to no more than 20% of the services provided prior to your Last Day of Employment; (iii) you shall at all times during the Transition Period act as, be considered, and remain an independent contractor of the Company; (iv) this Agreement shall not, at any time, be construed as creating any association, partnership, joint venture, employment, or agency relationship between you and the Company with respect to the Transition Period or any services provided therein; and (v) during the Transition Period, you have no authority to bind or obligate the Company as to any matter, and the Company shall be under no obligation to provide any services to, or vest any powers in, you (and may in fact require you to perform no services at times).

The Transition Period Benefit will be paid in level, bi-weekly installments, with the final installment (including any amounts not previously paid) due on or before the 70th day following your Last Day of Employment. In the event the Company determines it is appropriate to do so, (x) applicable tax withholding and other lawful deductions will be taken from the gross amount of the Transition Period Benefit, and (y) the Transition Period Benefit will be reported to taxing authorities as wage income on an IRS Form W-2 and any applicable state or local equivalent form(s).

Should you choose not to timely sign and return this Agreement to the Company, or choose to timely revoke this Agreement, you will not be entitled to the Transition Period Benefit or any other payments or benefits, including the consideration described in Section 2 of this Agreement, from the Company (except as required by law). For the avoidance of doubt, you acknowledge and agree that, but for your agreement to timely execute this Agreement and the Reaffirmation Certification, (i) you would not be entitled to receive the Transition Period Benefit or the Separation Payment (as that term is defined below); and (ii) the Company would not have offered to engage you as an independent contractor during the Transition Period.

2. Separation Payment. If you timely sign, comply with, and return this Agreement to the Company, and in further consideration for you signing and not revoking this Agreement and the Reaffirmation Certification (as that term is defined below), the Company agrees that, subject to the terms and conditions set forth herein, it will pay you a separation payment in a gross amount equal to $10,000.00 (the “Separation Payment”). All applicable tax withholding and other lawful deductions will be taken from the gross amount of the Separation Payment. The Separation Payment will be reported to taxing authorities as wage income on an IRS Form W-2 and any applicable state or local equivalent form(s).

Subject to the terms and conditions of the Consideration and Revocation Periods set forth below, the Separation Payment will be made in one installment within 10 business days following the effective date of the Reaffirmation Certification. Notwithstanding anything set forth herein, you shall not be entitled to receive the Separation Payment in the event that you fail to timely execute this Agreement or the Reaffirmation Certification (as that term is defined herein) or you violate or fail to fulfill or satisfy the requirements or conditions set forth in Section 1 above.

The parties acknowledge and agree that, except as expressly set forth herein, nothing contained in this Agreement shall be construed as a representation, warranty, or statement, whether direct or implied, by ProPhase regarding your entitlement, if any, to post-employment benefits, including but not necessarily limited to pension, disability, or unemployment insurance benefits, from any entity, organization, or provider, or from any federal, state, or local agency. You acknowledge and agree that, except as expressly set forth herein, neither the Company, nor any employee or agent thereof, has proffered to you, whether in writing or otherwise, any such representations, warranties, or statements, and that you have not relied upon any such representations, warranties, or statements in entering into and performing under this Agreement.

You acknowledge and agree that the ProPhase Releasees (as that term is defined below) have no obligation with respect to the payment of any of your attorneys’ fees or legal costs, if any, whether in connection with this matter or otherwise. You further acknowledge and agree that you shall protect, indemnify, defend, and hold harmless the ProPhase Releasees from and against any and all liability or claims (including attorneys’ fees and costs to defend against any claim) imposed or asserted, as applicable, against any of the ProPhase Releasees for their failure to pay any attorney who has represented you in connection with your actual, threatened, or potential claims against any of the ProPhase Releasees.

3. COBRA. You may be able to continue your health benefits under the Company’s health plan, at your own expense, pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). You will receive additional information regarding COBRA under separate cover.

4. Consideration. You acknowledge: (i) the sufficiency of the consideration set forth herein for this Agreement generally and specifically for the release of your claims; (ii) that the Company is not, in the absence of this Agreement, otherwise required to provide any such consideration to you; (iii) that such consideration is being provided to you because of your agreement to fulfill the promises and to provide the releases that are stated herein; (iv) that such consideration is in excess of any payment, benefit, or other thing of value to which you might otherwise be entitled from the Company; and (v) that you accept the consideration set forth in this Agreement as adequate and as the full, final, and complete settlement of all possible claims that you have or might have as described in the Release set forth below.

5. No Other Payments, Benefits, or Claims. Except for the payments and benefits set forth herein, all compensation and benefits from the Company ceased or shall cease, as applicable, as of your Last Day of Employment, and no other payment or benefits shall thereafter be made or provided by the Company to you. Except as provided for in and subject to Section 7 of this Agreement, you acknowledge that, except for the payments and benefits set forth herein, you have no entitlement, nor any right, to make any claim for any additional payments, benefits, bonuses, commissions, or compensation of any kind or nature whatsoever from the Company.

6. Release. Except as provided for in and subject to Section 7 of this Agreement, you hereby irrevocably and unconditionally release and forever discharge, for yourself and for your heirs, estate, spouse and child or children (if any), attorneys, representatives, heirs, executors, administrators, successors, assigns, and agents, the Company, ProPhase Diagnostics, Inc., and each of their respective past and present affiliates, parents, subsidiaries, related companies, co-employers, professional employer organizations, directors, employees, predecessors, and successors, and each of their respective past and present directors, officers, benefit plans, management committees, members, agents, employees, trustees, representatives, attorneys, shareholders, partners, benefit plan fiduciaries and administrators, and assigns, and all persons acting by, through, under, or in concert with any of them (collectively, the “ProPhase Releasees”), from any and all actions, complaints, contracts, benefits, rights, claims, charges, causes of action, liabilities, costs, and damages, known or unknown, asserted or unasserted, suspected or not, fixed or contingent, and in law or in equity, which you now have, or may ever have had, against any of the ProPhase Releasees, including but not limited to any and all actions, complaints, rights, claims, charges, causes of action, liabilities, costs, and damages concerning, relating to, predicated upon, or arising out of, directly or indirectly, your employment with the Company and/or separation therefrom.

Except as provided for in and subject to Section 7 of this Agreement, this Release expressly includes any and all actions, complaints, rights, claims, charges, causes of action, liabilities, costs, and damages based upon any conduct occurring up to and including, or that have accrued as of, the date that you sign the Agreement (and any obligations or causes of action arising from or predicated upon such claims), including but not limited to any and all claims:

●	arising under the employment agreement between the parties effective as of May 23, 2022 (the “Employment Agreement”);

●	arising under the Inducement Option Award Agreement dated May 9, 2022;

●	arising under common law, including wrongful or retaliatory discharge, breach of contract, or based upon a violation of public policy;

●	sounding in tort, including fraud, conversion, libel, slander, defamation, or intentional infliction of emotional distress;

●	arising under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1867, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Credit Reporting Act, the Family and Medical Leave Act, the Equal Pay Act of 1963, as amended, the Consolidated Omnibus Budget Reconciliation Act, the Rehabilitation Act, Section 1981 of the Civil Rights Act of 1866, the New York State Executive Law, the New York State Human Rights Law, the New York City Administrative Code, the New York City Human Rights Law, the New York Labor Law, the New York Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, the New York Nondiscrimination for Legal Actions Law, the New York Wage Theft Prevention Act, the New York City Earned Sick Time Act, the New York City Earned Safe and Sick Time Act, the New York State paid family leave law, the New York Civil Rights Law, the New Jersey Discrimination in Wages Law, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Temporary Disability Benefits Law, as amended by the New Jersey Paid Family Leave Act, the New Jersey Family Leave Act, the New Jersey Fair Credit Reporting Act, the New Jersey Law Against Discrimination, the New Jersey Equal Pay Act, the New Jersey Earned Sick Leave Law, the New Jersey Conscientious Employee Protection Act, the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act, the New Jersey Civil Rights Act, the New Jersey Nonprofit Corporation Act, the Nevada Fair Employment Practices Act, or Sections 608.250, 613.010, and 613.210 of the Nevada Revised Statutes;

●	of discrimination, harassment, retaliation, improper wage payment, or any other unlawful employment practice under federal, state, municipal, local, or foreign law;

●	arising under any federal, state, municipal, local, or foreign law, rule, or regulation that in any way prohibits discrimination, harassment, retaliation, improper wage payment, or any other unlawful employment practice, or that is in any way related to employment and/or the separation therefrom; and

●	arising under any other federal, state, municipal, local, or foreign law, rule, or regulation, including but not limited to civil rights laws, wage-hour, wage-payment, pension, or labor laws, rules, and regulations, constitutions, ordinances, public policy, contract or tort laws, or any other action.

You represent and warrant that you are not presently aware, nor were you ever aware during your employment with the Company, of any violation of any law, rule, or regulation committed by any of the ProPhase Releasees or any grounds, basis, or reason, whether based in fact or law, for any person or entity, including you, to commence, file, initiate, maintain, or prosecute any action, complaint, right, claim, charge, or cause of action against any of the ProPhase Releasees. You further represent and warrant that, as of the date you sign this Agreement, you have never disclosed to any of the ProPhase Releasees any violation of any law, rule, or regulation committed by any of the ProPhase Releasees or any grounds, basis, or reason, whether based in fact or law, for any person or entity, including you, to commence, file, initiate, maintain, or prosecute any action, complaint, right, claim, charge, or cause of action against any of the ProPhase Releasees.

Except as provided for in and subject to Section 7 of this Agreement, you expressly acknowledge that this Agreement is also intended to include in its effect, without limitation, any and all claims which you do not know of or suspect may exist in your favor at the time of execution of this Agreement, and that this Agreement will also extinguish any such claim. The provisions of any laws providing in substance that releases shall not extend to claims which are unknown or unsuspected, at the time of execution, to the person executing such waiver or release, are hereby expressly waived by you.

You also acknowledge and affirm that, except for the payments and benefits set forth herein, you have been fully paid all wages and other compensation owed to you by the Company, including all overtime wages, incentive compensation, expense reimbursement payments, equity compensation, separation compensation, severance compensation, bonuses, and commissions, including without limitation that certain inducement Option award granted to you on May 9, 2022, which you acknowledge and agree is forfeited in its entirety on your Last Day of Employment without payment therefor or further action required of the Company and that the Transition Period provided for herein shall not be counted toward continued vesting or accrual thereof; provided further, to the extent you ever claim or allege that you have not been fully paid all such wages and other compensation, you hereby waive and forfeit, through this Release, your entitlement to any and all such wages and other compensation. To the extent any other compensation and/or benefits other than under this Agreement may exist or be claimed to exist for or by you, this Agreement and the consideration hereunder expressly are agreed to and shall constitute an accord and satisfaction of any and all such claims and/or obligations. In addition, you also acknowledge and affirm that, as of the date of your execution of this Agreement, you have been afforded all required periods of family, medical, and other leave, as well as any right to reinstatement upon conclusion of any leave taken. You further acknowledge and affirm that you have no known workplace injuries or occupational diseases. You further acknowledge and agree that you have been paid all, and are not entitled to any, compensation or benefits under the Employment Agreement, including under Sections 2 and 3 thereof.

Except as provided for in and subject to Section 7 of this Agreement, you further acknowledge and understand that you are waiving any right you may have to sue any of the ProPhase Releasees for any of the claims you have released, or to receive any compensation, recovery, monetary relief, damages, settlement, or other individual relief arising as a result of any action, claim, lawsuit, grievance, complaint, or proceeding commenced by anyone else against any of the ProPhase Releasees.

You represent and warrant that you have not, either individually or on a collective basis, commenced, maintained, prosecuted, or participated in any action, claim, lawsuit, grievance, complaint, or proceeding of any kind against any of the ProPhase Releasees in any court or arbitral forum, or before any administrative or investigative body or agency. Further, to the extent that you have, and except as provided for in and subject to Section 7 of this Agreement, you agree that you shall withdraw or dismiss, and shall undertake all measures necessary to effectuate the withdrawal or dismissal of, any such action, claim, lawsuit, grievance, complaint, or proceeding, with prejudice, within five (5) business days following your receipt of the Separation Payment. In the event that you are unable to unilaterally withdraw or dismiss any such action, claim, lawsuit, grievance, complaint, or proceeding, you represent and warrant that you shall request, to the fullest possible extent, the withdrawal or dismissal with prejudice of such action, claim, lawsuit, grievance, complaint, or proceeding. In the event that any action, claim, lawsuit, grievance, complaint, or proceeding is commenced by you or on your behalf, you hereby waive any right to compensation, recovery, monetary relief, damages, settlement, or other individual relief.

Notwithstanding the foregoing, by entering into this Agreement, you are not releasing claims that may not be waived or released as a matter of law, including but not necessarily limited to any claims for enforcement of this Agreement, claims that arise after the date that you sign the Agreement (except for any claims that are subsequently released pursuant to the Reaffirmation Certification), or any rights or claims you may have to receive workers’ compensation or unemployment insurance benefits. Further, nothing in this Agreement shall prevent you (or your attorneys) from exercising your rights under the Older Workers Benefit Protection Act to challenge the validity of your above waiver of claims under the Age Discrimination in Employment Act of 1967, nor does this Agreement impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by applicable law.

As a material term and condition of this Agreement, you hereby agree to execute, and deliver to the Company, the Certification of Reaffirmation annexed hereto as Exhibit A (the “Reaffirmation Certification”) within 21 calendar days following, but not prior to, the last day of the Transition Period (and that the Company has no obligation to remind you of your obligation to execute the Reaffirmation Certification). You may revoke your consent to the Reaffirmation Certification for a period of seven (7) calendar days following your signing of such document, in accordance with the same terms and conditions as are set forth in Section 28 of this Agreement. Notwithstanding the foregoing, in the event that you fail to timely execute the Reaffirmation Certification, or you revoke your consent to the Reaffirmation Certification, you shall be deemed to have committed a material breach of this Agreement and shall not be entitled to receive the Separation Payment.

7. Retention of Rights Regarding Government Agencies. Nothing in this Agreement is intended to, or shall, limit or interfere, in any way, with your right or ability, under federal, state, or local law, to file or initiate a charge, claim, or complaint of discrimination, or any other unlawful employment practice, that cannot legally be waived, or to communicate, with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of unlawful employment practices, including but not necessarily limited to the U.S. Equal Employment Opportunity Commission and any state or city fair employment practices agency. Further, nothing in this Agreement is intended to, or shall, limit or interfere, in any way, with your right or ability to participate in or cooperate with any investigation or proceeding conducted by any such agency. Further, nothing in this Agreement shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict your (or your attorney’s) right, without prior authorization from or notification to the Company, to engage in any activity or conduct protected by Section 7 or any other provision of the National Labor Relations Act; to report possible violations of federal, state, or local law or regulation to any government agency or entity, including but not limited, to the extent applicable, to the U.S. Department of Labor, the Department of Justice, the Securities and Exchange Commission (the “SEC”), the Congress, and/or any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or to communicate directly with, respond to any inquiry from, or provide testimony before, to the extent applicable, the SEC, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal, state, or local regulatory authority, regarding this Agreement or its underlying facts or circumstances. You and the Company acknowledge and agree that your right and ability to engage and participate in the activities described in this paragraph shall not be limited or abridged, in any way, by any term, condition, or provision of, or obligation imposed by, this Agreement, including but not limited to the confidentiality and non-disparagement clauses. You and the Company further acknowledge and agree that nothing in this Agreement is intended to deter you from engaging or participating in any of the activities described in this paragraph. To the extent that any term or condition of this Agreement is inconsistent with this paragraph of the Agreement, this paragraph shall supersede and invalidate such term or condition to the extent necessary to ensure that your rights under federal, state, and local law are fully protected and guaranteed. Notwithstanding the foregoing, you understand that the waivers and releases in this Agreement and the Reaffirmation Certification shall be construed and enforced to the maximum extent permitted by law.

However, you also understand and acknowledge that, by signing this Agreement, you have completely waived your right to receive any individual relief, including monetary damages, in connection with any such claim, charge, complaint, investigation, or proceeding, and if you are awarded individual relief and/or monetary damages in connection therewith, you hereby unconditionally assign to the Company, and agree to undertake any and all measures necessary to effectuate such assignment of, any right or interest you may have to receive such individual relief and/or monetary damages. Notwithstanding the foregoing, this Agreement does not limit your right to receive an award for information provided to the SEC.

In addition, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

8. Return of Company Property; Expenses. Without limitation of any of your obligations set forth in any agreements or documents, or sections thereof, that survive the execution of this Agreement, you agree that, prior to your execution of this Agreement, you have returned all of the Company’s property and equipment in your possession or under your control, including but not limited to any and all computers, laptops, computer hardware or software, blackberrys, cell phones, iPhones, iPads, credit cards, keys, manuals, notebooks, financial statements, reports, passwords, company ID’s, and any other property of the Company, including any and all copies of Company documents, materials, and information not specifically addressed and relating to you.

You must also immediately submit to the Company any and all outstanding business expenses you incurred on or before the Last Day of Employment for reconciliation and reimbursement in accordance with the Company’s customary procedures.

9. Legal Representation. You acknowledge and represent that you have had ample opportunity to receive the advice of independent legal counsel prior to the execution of this Agreement – and the Company hereby advises you to do so – and ample opportunity to receive an explanation from such legal counsel of the legal nature and effect of this Agreement, that you have fully exercised that opportunity to the extent you desired, and that you fully understand the terms and provisions of this Agreement, including but not limited to Sections 11 and 12, as well as its nature and effect. You further acknowledge and represent that you are entering into this Agreement completely freely and voluntarily.

10. No Admission of Liability. Nothing contained in this Agreement, nor the fact that the Company has signed this Agreement, shall be considered an admission of any liability or wrongdoing whatsoever by any of the ProPhase Releasees.

11. Confidentiality. Except as provided for in and subject to Section 7 of this Agreement, you agree that you will not disclose, disseminate, or publicize, or cause or permit to be disclosed, disseminated, or publicized, directly or indirectly, specifically or generally, to any person, corporation, association, governmental agency, or other entity, (1) any of the terms of this Agreement, (2) any non-public information regarding the Company or your employment with the Company, or (3) any claims or allegations of wrongdoing, or the basis for any such claims or allegations, which were or could have been made or asserted against the Company or any of the ProPhase Releasees, except that such information may be disclosed: (a) to your accountant, attorneys, domestic partner, and/or spouse, provided that, to the maximum extent permitted by applicable law, rule, code, or regulation, they agree to maintain the confidentiality of the Agreement; (b) to the extent necessary to report income to appropriate taxing authorities; (c) in response to an order of a court of competent jurisdiction or a subpoena issued under authority thereof; (d) in response to any subpoena issued by a state or federal governmental agency; or (e) as otherwise required by law. To the extent that you are subpoenaed by any person or entity (including but not limited to any government agency) to give testimony or produce documents (in a deposition, court proceeding, or otherwise) which in any way relates to your employment by the Company and/or any of the ProPhase Releasees and/or this Agreement, you will, except as provided for in and subject to Section 7 of this Agreement, give prompt notice of such request to Ted Karkus, or his successor at the Company.

Although the parties may have agreed to keep this settlement and underlying facts confidential, to the extent that you release any claim of wrongdoing based on allegations of discrimination, retaliation, or harassment under New Jersey law, and such claim is covered by the provisions of N.J.S.A. § 10:5-12.8, you understand that if you publicly reveal sufficient details of the claim so that the Company is reasonably identifiable, any agreement to keep the facts and circumstances confidential is unenforceable against the Company.

The parties acknowledge and agree that this Section 11 of the Agreement shall be in addition to, and shall not be considered or construed as superseding or in conflict with, any other obligation, whether contractual or otherwise, that you owe or may owe to the Company.

12. Non-Disparagement. Except as provided for in and subject to Section 7 of this Agreement, you agree that you will not make any false, negative, or disparaging comments about, and will refrain from directly or indirectly making any comments or engaging in publicity or any other action or activity which reflects adversely upon, the Company or any of the ProPhase Releasees. This Non-Disparagement provision applies to comments made verbally, in writing, electronically, or by any other means, including but not limited to blogs, postings, message boards, texts, video, or audio files, and all other forms of communication.

The parties acknowledge and agree that this Section 12 of the Agreement shall be in addition to, and shall not be considered or construed as superseding or in conflict with, any other obligation, whether contractual or otherwise, that you owe or may owe to the Company.

13. Cooperation. Except as provided for in and subject to Section 7 of this Agreement, you agree that you will cooperate with the Company regarding any investigation, or the defense or prosecution of any claims, proceedings, arbitrations, or actions now pending or in existence, or which may be brought in the future, against or on behalf of the Company, which relate to events or occurrences that transpired during your employment with the Company. Your cooperation shall include, but not necessarily be limited to: (i) attending meetings with and truthfully answering questions posed by representatives and/or attorneys of the Company; (ii) providing or producing documents relevant to such claim, proceeding, arbitration, or action, as applicable, to the extent that such documents are in your possession, custody, or control and as may be requested, from time to time, by representatives and/or attorneys of the Company; (iii) executing truthful and complete declarations or affidavits; and (iv) appearing as a witness at depositions, trials, arbitration hearings, or other proceedings without the necessity of a subpoena and testifying truthfully and completely. The Company agrees to reimburse you for all of your reasonable, out-of-pocket expenses associated with such cooperation, including reasonable travel expenses, in accordance with any applicable Company policy as in effect from time to time, so long as you provide advance written notice of your request for reimbursement and provide satisfactory documentation of the expenses. Nothing in this provision shall be construed or applied so as to obligate you to violate any law or legal obligation. Nothing herein is intended to unduly interfere with your other business or personal activities, and the Company shall use reasonable efforts to ensure any cooperation requested thereby does not unduly interfere with any subsequent employment and, to the extent that such cooperation does unreasonably interfere with your subsequent employment, it will be requested only if, upon a good faith determination by the Company, it is reasonably necessary.

14. Professional References. As it relates to your procurement from ProPhase of a professional reference, ProPhase agrees to provide neutral references upon request, which is to only provide dates of employment and job title(s).

15. No Reemployment. The parties acknowledge and agree that you will not apply for or seek employment or reemployment, as applicable, with the Company or any of its respective parents, partners, affiliates, subsidiaries, related entities, employees, successors, or assigns, now or ever in the future. You acknowledge and agree that none of these entities or individuals will ever be obligated to employ or reemploy you. You further acknowledge and agree that the denial or rejection of any employment or other application or inquiry that you may submit to the Company or any of its respective parents, partners, affiliates, subsidiaries, related entities, employees, successors, or assigns, is expected and permissible, and is not and will not be considered discriminatory, retaliatory, or a breach of any other duty that may be owed to you by the Company or any of the ProPhase Releasees.

16. Entire Agreement; Modification. You and the Company understand, covenant, and agree that, except as expressly set forth herein: (i) this Agreement, together with the Reaffirmation Certification, constitutes the full, complete, and exclusive agreement between you and the Company relating to the matters covered by this Agreement; (ii) there are no other agreements, understandings, covenants, promises, or arrangements between you and the Company relating to the matters covered by this Agreement; (iii) this Agreement supersedes and cancels any and all other agreements, offers, offer letters, understandings, covenants, promises, and arrangements, whether oral or in writing, or express or implied, between you and the Company and/or its employees, agents, or representatives; (iv) in entering into and performing under this Agreement, no party has relied upon any promises or statements except as set forth herein; and (v) this Agreement is binding upon all parties, and their respective heirs, executors, administrators, successors, and assigns.

Notwithstanding the foregoing, you and the Company acknowledge and agree that Sections 4-18 of the Employment Agreement shall survive the execution of this Agreement and shall continue, with full force and effect, in accordance with its respective terms and conditions; provided, however, that to the extent that any provision of this Agreement conflicts with any language of the surviving sections of the Employment Agreement, the provision of this Agreement shall control and supersede the conflicting language of the surviving sections of the Employment Agreement. You hereby agree that, prior to executing this Agreement, you have reviewed the surviving sections of the Employment Agreement, and re-affirm your agreement to comply in full with the terms thereof. You acknowledge and agree that a portion of the Separation Payment is in consideration for your continued compliance with the surviving sections of the Employment Agreement, and constitutes adequate and sufficient consideration for such continued compliance, and that you would not have received, and the Company would not have provided you with, the Separation Payment but for your agreement to continue to comply in full with the surviving sections of the Employment Agreement. Without limitation of the foregoing, the parties acknowledge and agree that Sections 1 and 2 of this Agreement amend, supersede, and replace any terms of the Employment Agreement concerning the amount, form, and timing of payment of any severance or separation payment or similar consideration contemplated therein (to the extent such terms of the Employment Agreement are inconsistent with Sections 1 and 2 of this Agreement).

The parties acknowledge and agree that no modification of this Agreement shall be valid or binding except through a writing personally executed by you and a duly-authorized representative of the Company, which writing must reference and attach a copy of this Agreement to be effective. Neither e-mail correspondence, text messages, nor any other electronic communications shall constitute a writing for the purposes of this provision of the Agreement.

17. Construction. The parties acknowledge and agree that this Agreement is the product of negotiations between you and the Company, and that the language of this Agreement shall not be presumptively construed either in favor of or against any of the parties.

18. Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar. No waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party charged with the waiver.

19. Severability. Should any provision of this Agreement and/or the Reaffirmation Certification be declared illegal or unenforceable by any court, administrative agency, arbitrator, or other entity, the parties agree that said court, administrative agency, arbitrator, or other entity shall possess full discretion to interpret or modify all such provisions to the minimum extent necessary to be declared enforceable. If such interpretation or modification is not possible, such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect. However, in the event a court, administrative agency, arbitrator, or other entity finds the release set forth above and/or in the Reaffirmation Certification to be illegal, void, or unenforceable, you agree, at the Company’s option, to execute a release, waiver, and/or covenant that is legal and enforceable to effectuate the terms of this Agreement and/or in the Reaffirmation Certification..

20. Successors and Assigns. This Agreement shall not be assignable by you, but shall be binding upon you and upon your heirs, administrators, representatives, executors, and successors. This Agreement shall be freely assignable by the Company without restriction and, without limitation of the foregoing, shall be deemed automatically assigned by the Company with your consent in the event of any sale, merger, share exchange, consolidation, or other business reorganization. This Agreement shall inure to the benefit of the Company, the ProPhase Releasees, and their successors and assigns.

21. Fees and Costs. You and the Company agree that, in the event of litigation relating to this Agreement or its subject matter, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs.

22. Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed by and in accordance with the internal substantive laws (and not the laws of choice of laws) of the State of New York. Any dispute arising out of or concerning this Agreement shall be brought in, and the parties hereby consent to the personal jurisdiction of, any federal or state court located in Nassau County.

23. Further Action. Each party agrees to execute all such further and additional documents and instruments, as shall be necessary or expedient to carry out the provisions of this Agreement, and shall promptly and in good faith undertake all reasonable acts to effectuate the provisions of this Agreement.

24. Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

25. Taxes. The parties acknowledge and agree that each party shall be responsible for his, her, or its own taxes, assessments, interest, and penalties determined to be due by any federal, state, or local government agency or other tax authority, court, or tribunal, in connection with any payment or payments made pursuant to this Agreement, including but not limited to any federal, state, and local income tax withholding, Social Security and Medicare taxes and any other applicable payroll taxes. Furthermore, you agree that you shall protect, indemnify, defend, and hold harmless the Company from and against any and all liability, claims, or audits for any federal, state and local taxes, including but not limited to income tax withholding, Social Security and Medicare taxes and any other employment related taxes, assessments, and any interest, and/or penalties imposed thereon, with respect to any payment or payments made pursuant to this Agreement, and shall reimburse the Company for all legal fees incurred in defending against such liability, claims, or audits. Upon request, you shall provide ProPhase with proof that any payment or payments made pursuant to this Agreement have been properly reported to any applicable federal, state, or local government agency or other tax authority, court, or tribunal, and that all taxes, assessments, interest, and penalties determined to be due have been timely paid. You covenant that you have not relied upon the Company, or any representative or agent thereof, for advice regarding any tax liabilities or tax consequences.

26. Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the termination benefits either (i) shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the regulations promulgated thereunder or (ii) shall comply with the requirements of such provision (including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions.) In addition, each payment shall be considered a separate payment for purposes of Section 409A.

27. Consideration Period. You have a period of twenty-one (21) calendar days from the date on which you receive this Agreement, to consider this Agreement before signing it (the “Consideration Period”). You may use as much of the Consideration Period as you wish before signing this Agreement, and any material or immaterial changes to the Agreement will not restart the running of the Consideration Period. If the last day of the Consideration Period falls on a Saturday, Sunday, or holiday, then the last day of the Consideration Period shall be deemed to be the next business day. In the event that you do not sign this Agreement prior to the expiration of the Consideration Period (and/or you do not return the signed Agreement to the Company by the first business day following the expiration of the Consideration Period), this Agreement will expire and be rendered null, void, and unenforceable, and you will not be entitled to receive the Separation Payment or any other consideration described herein. Notwithstanding anything to the contrary herein, this Agreement shall not be effective or enforceable unless it is signed by a duly-authorized representative of the Company.

28. Revocation Period. You may revoke your consent to this Agreement for a period of seven (7) calendar days following your signing of this Agreement (the “Revocation Period”). The parties agree that such revocation shall be effective only if an originally executed written notice of revocation is delivered to ProPhase Labs, Inc., 711 Stewart Ave, Ste 200,| Garden City, N.Y., 11530, Attention: Denise Corpion, Human Resources, on or before the seventh calendar day after the date you execute this Agreement. If the last day of the Revocation Period falls on a Saturday, Sunday, or holiday, then the last day of the Revocation Period shall be deemed to be the next business day. This Agreement does not become effective or enforceable until the Revocation Period has expired (without revocation), at which time the Agreement becomes forever binding and fully effective and enforceable. In the event that you revoke this Agreement prior to the expiration of the Revocation Period, this Agreement will be rendered null, void, and unenforceable, and you will not be entitled to receive the Separation Payment or any other consideration described herein.

29. Voluntary Agreement. You acknowledge that you are entering into this Agreement voluntarily and that you have read and understand the provisions of this Agreement, including but not limited to Sections 11 and 12. You further acknowledge and understand that, except as provided for in and subject to Section 7 of this Agreement, this Agreement contains a full and final release of all of your claims against the Company and the ProPhase Releasees, as described above. You have the right to consult with an attorney. The Company hereby advises you, again, to consult with an attorney of your choice before signing this Agreement.

30. Counterparts. This Agreement may be executed in one or more counterparts or multiple originals, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument or document. The parties agree that facsimile and electronic signatures shall have the same force and effect as originals thereof.

Please acknowledge your understanding and acceptance of this Agreement by signing below and returning it to me by no later than the first business day following the expiration of the Consideration Period.

Sincerely,

/s/ Ted Karkus
Ted Karkus
Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Bill White
Signature

Bill White
Name

Dated:	10/04/2022

EXHIBIT A

CERTIFICATION OF REAFFIRMATION

I, Bill White, intending to be legally bound, hereby agree and reaffirm, through this Certification of Reaffirmation (this “Certification”), the rights, releases, waivers, and obligations detailed in the letter separation agreement executed by and between me and ProPhase Labs, Inc. (“ProPhase” or the “Company”), dated October 4, 2022 (the “Agreement”), which is incorporated herein by reference. I am executing this Certification for the consideration detailed in Section 2 of the Agreement, which represents compensation to which I would not otherwise be entitled. I acknowledge and agree that the Company would not have entered into the Agreement, or offered me any payments, benefits, or other consideration under such agreement, but for my agreement to timely execute this Certification. Capitalized terms used in this Certification, but that are not defined herein, shall have the same meaning as set forth in the Agreement.

This Certification and my obligations and releases contained herein specifically cover the period encompassed by the Agreement and extend past that period through the date that I execute this Certification.

Except as provided for in and subject to Section 7 of this Agreement, I agree, in consideration of the consideration set forth in Section 2 of the Agreement, to release and discharge the ProPhase Releasees from any and all claims, charges, manner of action or causes of action, suit, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, and demands whatsoever, of any kind or nature, except as otherwise set forth in the Agreement, which I and my heirs, executors, administrators and assigns have, or may hereafter have, against the ProPhase Releasees arising out of or by reason of any cause, matter or thing whatsoever, whether known or unknown, from the beginning of the world to the date this Certification is executed by me, including, but not limited to, any and all claims identified, listed, or enumerated in Section 6 of the Agreement. I understand that this release of claims includes, but is not limited to, claims arising under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act. For the avoidance of doubt, I hereby reaffirm, as of the date indicated below, the releases, waivers, acknowledgments, affirmations, and representations made in Section 6 of the Agreement, and acknowledge and agree that, to the extent any release, waiver, acknowledgment, affirmation, or representation made in Section 6 of the Agreement was only effective through the date of my execution of the Agreement, that, for good and valuable consideration detailed in the Agreement, such releases, waivers, acknowledgments, affirmations, and representations are hereby extended through and including the date indicated below. Without limitation or restriction of any covenants, agreements, representations or warranties made in this Agreement, I also hereby reaffirm, as of the date indicated below, the representations made in Section 6 of the Agreement, and acknowledge and agree that, to the extent any representation made in Section 6 of the Agreement was only effective through the date of my execution of the Agreement, that, for good and valuable consideration detailed in the Agreement, such representations are hereby extended through and including the date indicated below.

I warrant that I have been given a period of twenty-one (21) calendar days to review and consider this Certification. I further acknowledge that I have been advised – and am again hereby advised by the Company – to consult with an attorney prior to executing this Certification. I also understand that I may revoke my consent to this Certification for a period of seven (7) calendar days following my signing of this Certification, in accordance with the same terms and conditions as are set forth in Section 28 of the Agreement.

I acknowledge and agree that in the event of my failure to timely execute this Certification, or my revocation of my consent to this Certification, I shall not be entitled to receive any consideration set forth in Section 2 of the Agreement and shall be deemed a material breach of the Agreement.

ACKNOWLEDGED AND AGREED:

/s/ Bill White
Signature

Bill White
Name

Dated:	10/04/2022

ProPhase Labs, Inc.

By:	/s/ Ted Karkus

Dated:	10/04/2022

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